     Pricing Supplement No. 1N    Dated March 13, 1997 Rule 424(b)(5)
     (To Prospectus dated  December 18, 1996 and  File No. 33-49965
     Prospectus Supplement dated March 13, 1997)           33-64261
     THE CHASE MANHATTAN CORPORATION
[  ] Senior Medium-Term Notes, Series C
     Due From Nine Months to Thirty Years from  Date of Issue
[X]  Subordinated Medium Term Notes, Series A
     Due From Nine Months to Thirty Years from Date of Issue Principal Amount: $250,000,000
     Issue Price:  8.845%
     Commission or Discount:  0.250%
     Proceeds to Company:   $21,487,500
     Agents:
     PaineWebber Incorporated           Prudential Securities Inc.
     Agent's  Capacity:   [   ]   As agent        [ X ]  As principal
      if as principal    [ x ]   The Notes are being offered at
varying prices relating to prevailing market prices at the time of
sale.[  ]   The Notes are being offered at a fixed initial public
offering price equal to the Issue Price ( as a percentage of
Principal  Amount).
     Original Issue Date:  March 24, 1997
     Stated Maturity: March 24, 2027
     Form:  [ x ]   Book-entry          [_]  Certificated
     Currency:  U.S. Dollars

[ X ]   Fixed Rate Note:
         Interest Rate:  zero coupon

[   ]   Floating Rate Note:        CD [_]  Commercial Paper Rate [_]
Federal Fund Effective Rate [_] LIBOR Telerate [   ]   LIBOR  Reuters
[_]  Treasury Rate [  ]  Prime Rate [_] CMT [    ]
Initial Interest Rate: zero coupon
Interest Determination Dates:  N.A. Interest Payment Dates:     N.A.
Index Maturity:
Spread (+/-):            Spread Multiplier:
Maximum Interest Rate:        Minimum Interest Rate:
Optional Redemption :   Yes [ X ]    No  [_]
Redemption Dates and Prices: The Company has the right to call the Notes offered hereby, in whole, upon notice 20 calendar days prior to the dates below:
3/24/2007 19.852         3/24/2017 44.555
3/24/2008 21.523         3/24/2018 48.307
3/24/2009 23.336         3/24/2019 52.374
3/24/2010 25.301         3/24/2020 56.784
3/24/2011 27.431         3/24/2021 61.566
3/24/2012 29.741         3/24/2022 66.750
3/24/2013 32.245         3/24/2023 72.370
3/24/2014 34.960         3/24/2024 78.464
3/24/2015 37.904         3/24/2025 85.071
3/24/2016 41.095         3/24/2026 92.234

 The Agents listed above have been appointed by the Company for the limited purpose of offering the Subordinated Medium-Term Notes offered hereby. References to the "Agents" in the accompanying Prospectus Supplement shall be deemed to include the Agents listed above.

[LOGO]
                                                PROSPECTUS SUPPLEMENT
                              (To Prospectus dated December 18, 1996)
                           $3,000,000,000
                   The Chase Manhattan Corporation
                 Senior Medium-Term Notes, Series C
              Subordinated Medium-Term Notes, Series A
          Due from 9 Months to 30 Years from Date of Issue
The Chase Manhattan Corporation (the "Company") may offer from time to time its Senior Medium-Term Notes, Series C (the "Senior Notes") and its Subordinated Medium-Term Notes, Series A (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"), having an aggregate initial public offering price not to exceed $3,000,000,000 (or the equivalent thereof in foreign currencies or composite currencies, including European Currency Units), subject to reduction as a result of the sale of other Debt Securities or Offered Securities (as each such term is defined in the accompanying Prospectus). Of such $3,000,000,000,the aggregate initial public offering price of Notes remaining available for issuance as of the date of this Prospectus Supplement is approximately $647,000,000. Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity, or at a floating rate (a "Floating Rate Note") determined by reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate or the Prime Rate, as adjusted by the Spread or Spread Multiplier (as each such term is defined in this Prospectus Supplement), if any, applicable to such Note. Interest rates and interest rate formulas are subject to change by the Company but no such change will affect any Note already issued or which the Company has agreed to issue. Each Note will mature on a date from 9 months to 30 years from its date ofissue, as mutually agreed between the purchaser and the Company. If the Notes are to be denominated in a foreign currency or composite currency, then certain provisions with respect thereto will be set forth in a foreign currency supplement hereto ("Multi-Currency Prospectus Supplement") and the applicable pricing supplement hereto ("Pricing Supplement"). Unless otherwise indicated in the applicable Pricing Supplement, the Notes may not be redeemed prior to maturity by the Company, or repaid at the option of the holder, and will be issued in fully registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will not be subject to any sinking fund. See "Description of the Medium-Term Notes" in this ProspectusSupplement.
The Notes may be issued as Senior Securities or Subordinated Securities. Subordinated Securities will be subordinated to all Senior Indebtedness and, under certain circumstances, to Additional Senior Obligations of the Company, and are subject to acceleration only upon certain events of bankruptcy or reorganization of the Company. There will be no right of acceleration of the payment of the principal of the Subordinated Notes upon a default in the payment of interest or a default in the performance of any covenant or agreement in the Subordinated Notes or the Subordinated Indenture (as defined in this ProspectusSupplement). See "Description of Debt Securities -- Subordinated Securities" in the accompanying Prospectus.
Each Note will be represented either by a certificate issued in definitive form (a "Certificated Note"), or by a global Note (a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (each such Note represented by a Global Note being referred to herein as a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants. A beneficial interest in a Book-Entry Note will be exchanged for Notes in definitive form only under the limited circumstances described in this Prospectus Supplement. See "Description of the Medium-Term Notes -- Book-Entry Notes" in this Prospectus Supplement.
The series designation of the Notes, the interest rate or interest rate formula, if any, issue price, stated maturity, any interest payment dates, any redemption provisions, and any repayment provisions for each Note and whether such Note will be a Book-Entry Note or a Certificated Note will be established by the Company prior to the date of issuance of such Note and will be indicated in the applicable Pricing Supplement.

The Notes are unsecured debt obligations of the Company, are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
                         ------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT
  HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

=====================================================================
      Price to Public (1)  Agents' Discounts (2)  Proceeds to Company
                            and Commissions              (2)(3)
---------------------------------------------------------------------
Per Note   100%              .125% - .750%          99.250% - 99.875%
---------------------------------------------------------------------
Total $3,000,000,000(4)  $3,750,000 - 22,500,000(4) $2,977,500,000 -
                                                     2,996,250,000(4)
=====================================================================
 (1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
 (2) The Company will pay to one or more Agents (as defined herein) a commission, which may range from .125% to .750% of the principal amount of any Note, depending upon its maturity, sold through such Agent, unless otherwise specified in the applicable Pricing Supplement. The Company may also sell Notes to any Agent, acting as principal, at a discount for resale at a fixed offering price or at varying prices related to market prices at the time of resale. The commission on or discount with respect to such sales will be negotiated at the time of such sale. The Company may also sell Notes directly to investors, and no commission will be payable on any such sales made by the Company. The Company will agree to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
 (3) Assuming Notes are issued at 100% of principal amount and before deducting expenses payable by the Company estimated at $200,000.
 (4) Or the equivalent thereof denominated in foreign currencies or composite currencies at the date of issue.

The Notes are being offered on a continuing basis by the Company in those jurisdictions where such offering by the Company is authorized. The Company may also offer the Notes through one or more Agents, who may include affiliates of the Company, who have separately agreed to use their reasonable efforts to solicit offers to purchase the Notes (each, an "Agent"). The Company may also sell the Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at a fixed offering price or at varying prices related to prevailing market prices at the time of resale. The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions as would apply to sales through Agents. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Company or any Agent, if it solicits such offer, may reject any offer in whole or in part. See "Plan of Distribution" in
this Prospectus Supplement.                  .
      The date of this Prospectus Supplement is March 13, 1997.

                     DESCRIPTION OF THE MEDIUM-TERM NOTES


     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities" and the "Senior Securities" or the "Subordinated Securities", as applicable) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities, Senior Securities and Subordinated Securities, as the case may be, set forth in the Prospectus, to which description reference is hereby made. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

        Reference is also made to the Glossary in this Prospectus Supplement for the definition of some of the terms used herein.

General

     The Notes are limited initially to an aggregate initial public offering price not to exceed U.S. $3,000,000,000 (or the equivalent thereof in foreign currencies or composite currencies, including European Currency Units), subject to reduction as a result of the sale of other Debt Securities or Offered Securities. Such limit may be increased by action of the Company's Board of Directors or, subject to certain limitations, its Borrowings Committee. The aggregate principal amount of Senior Notes issued prior to the date of this Prospectus Supplement and outstanding as of the date of this Prospectus Supplement is approximately $1,078,000,000. The aggregate principal amount of Subordinated Notes issued prior to the date of this Prospectus Supplement and outstanding as of the date of this Prospectus Supplement is approximately $65,000,000.

     The Notes offered hereby may be Senior Securities or Subordinated Securities. The Notes constituting Senior Securities will be issued under the Indenture, dated as of December 1, 1989, as amended, between the Company and Bankers Trust Company, as Trustee (the "Senior Indenture"), will constitute one series of Senior Securities established by the Company pursuant to such Senior Indenture and will rank pari passu with all other Senior Securities of the Company. The Notes constituting Subordinated Securities will be issued under the Indenture, dated as of April 1, 1987, as amended and restated as of December 15, 1992, and as further amended, between the Company and First Trust Company of New York, National Association, as Trustee (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), will constitute one series of Subordinated Securities established by the Company pursuant to such Subordinated Indenture, will rank pari passu with all other subordinated debt of the Company and, together with such other subordinated debt, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined in the Subordinated Indenture) of the Company and, under the circumstances described in the Subordinated Indenture, to Additional Senior Obligations of the Company. See "Description of Debt Securities -- Subordinated Securities -- Subordination" in the accompanying Prospectus. As of December 31, 1996, the aggregate principal amount of Senior Indebtedness and Additional Senior Obligations (as each such term is defined in the Subordinated Indenture) outstanding was approximately $8.62 billion. The statements in this Prospectus Supplement concerning the Notes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Senior Indenture and the Subordinated Indenture, including definitions therein of certain terms.

     Payment of principal of the Notes constituting Subordinated Securities may be accelerated only upon certain events of bankruptcy or reorganization of the Company. There is no right of acceleration of the payment of principal of the Notes constituting Subordinated Securities upon a default in the payment of interest on such Notes or in the performance of any covenant of the Company contained in the Subordinated Indenture. See "Description of Debt Securities -- Subordinated Securities -- Defaults and Waiver Thereof " in the accompanying Prospectus. Except as may be set forth in a supplement to this Prospectus Supplement, the Notes constituting Subordinated Securities are not convertible into any other securities and are not exchangeable for Capital Securities (as defined in the Subordinated Indenture) of the Company. See "Description of Debt Securities -- Subordinated Securities" in the accompanying Prospectus.

     The Notes are being offered on a continuing basis. Each Note will mature on a Business Day from 9 months to 30 years from its date of issue, as mutually agreed between the purchaser and the Company. Except as provided in the applicable Pricing Supplement, the Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

     The Notes may bear interest at (i) a fixed rate (a "Fixed Rate Note") or
(ii) a floating rate (a "Floating Rate Note") on which rates are determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a Spread or Spread Multiplier, if any. See "Interest and Interest Rates" below. Fixed Rate Notes may be issued in the form of Original Issue Discount Notes (as defined in "Certain United States Federal Income Tax Consequences" below) which will be offered at a discount from the principal amount thereof due at the stated maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of maturity of any Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the applicable Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note. For a discussion of the United States federal income tax consequences with respect to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" below.

     The Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars, except as may otherwise be provided in an applicable Pricing Supplement and Multi-Currency Prospectus Supplement. Except as provided in the applicable Pricing Supplement, the authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. All Notes issued on the same day and having the same terms (including, but not limited to, the same series designation, Interest Payment Dates, rate of interest, date of maturity and redemption or repayment provisions) will be represented by a single Book-Entry Note. A beneficial interest in a Book-Entry Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants and, except under the limited circumstances described below, Book-Entry Notes will not be issuable in certificated form. See "Book-Entry Notes" below. Certificated Notes may be presented for registration of transfer or exchange at the corporate trust office of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York.

     Except as provided in the applicable Pricing Supplement, (i) interest (other than interest payable upon maturity, or upon earlier redemption or repayment, of principal) will be payable by check to the person in whose name a
Note is registered at the close of business on the applicable Record Date before each Interest Payment Date, provided that a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds (but only if appropriate payment instructions have been received in writing by the Paying Agent (as defined below) not less than 15 calendar days prior to the applicable Interest Payment
Date), (ii) interest payable upon maturity, or upon earlier redemption or repayment, of principal will be payable to the person to whom principal is payable and (iii) at maturity, or upon earlier redemption or repayment of principal, payments of principal and interest will be made upon presentment of the Note to the paying agent for the Notes, which will initially be The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. In the case of Book-Entry Notes, payments of principal and interest will be made to the Depositary or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depositary and its participants. See "Book-Entry Notes" below.

     Each Multi-Currency Prospectus Supplement relating to Notes denominated in other than U.S. dollars will describe certain terms that relate to such Notes.

Interest and Interest Rates
      Each Note will accrue interest from and including its date of issue and will be either a Fixed Rate Note or a Floating Rate Note. The applicable Pricing Supplement will designate whether a particular

Note is a Fixed Rate Note or a Floating Rate Note and, in the case of a Floating Rate Note, whether such Note is a CD Rate Note, a Commercial Paper Rate Note, a Federal Funds Effective Rate Note, a LIBOR Note, a Treasury Rate Note, a Prime Rate Note or a Note based on such other interest rate formula as is set forth in such Pricing Supplement.

     CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Effective Rate Notes, LIBOR Notes, Treasury Rate Notes, Prime Rate Notes or Notes based on other interest rate formulas will have daily, weekly, monthly, quarterly, semi-annual or annual resets of the rate of interest, and the Reset Dates will be specified in the applicable Pricing Supplement and on the face of each Note. In addition, the applicable Pricing Supplement will specify the Spread or Spread Multiplier, if any, and the Maximum Interest Rate or Minimum Interest Rate limitation, if any, applicable to each Floating Rate Note. The Pricing Supplement may also contain particulars as to the Calculation Agent, Calculation Date, Index Maturity, Initial Interest Rate, Interest Determination Date, Interest Payment Date and Record Dates with respect to each Note. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit will not apply to Notes in a principal amount of $2,500,000 or more.

     Unless otherwise indicated in the applicable Pricing Supplement, each interest payment on any Interest Payment Date in respect of Floating Rate Notes (other than Floating Rate Notes that reset daily or weekly) will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date or the date of maturity, as the case may be. In the case of Floating Rate Notes that reset daily or weekly, unless otherwise indicated in the applicable Pricing Supplement, each interest payment on any Interest Payment Date will include interest accrued from and including the date of issue or from but excluding the last date in respect of which interest has been paid, as the case may be, to and including the Record Date preceding the applicable Interest Payment Date or to but excluding the date of maturity, as the case may be.

     With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded to the nearest ten-thousandth, with five hundred-thousandths rounded upwards) for each such day is computed by dividing the interest rate in effect on such day (expressed as a decimal rounded to the nearest ten-thousandth, with five hundredth-thousandths rounded upwards) by (i) the actual number of days in the year, in the case of Treasury Rate Notes, and (ii) 360, in the case of all other Floating Rate Notes. The interest rate in effect on each day with respect to a Floating Rate Note will be (i) if such day is a Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Reset Date, or (ii) if such day is not a Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the preceding Reset Date, subject in either case to any adjustment by a Spread or a Spread Multiplier and to any Maximum Interest Rate or Minimum Interest Rate limitation. In all such cases, however,
(i) the interest rate in effect for the period from and including the date of issue to the initial Reset Date set forth in the Pricing Supplement with respect to such Note will be the Initial Interest Rate specified in the applicable Pricing Supplement and (ii) the interest rate in effect for the ten calendar days prior to the date of maturity will be that in effect on the tenth calendar day preceding such date of maturity.

     Interest on a Note will be payable on the first Interest Payment Date following its date of issue, unless the date of its issue is on or after the Record Date for such Interest Payment Date, in which event interest will be payable commencing on the next following Interest Payment Date. If any Interest Payment Date other than the date of maturity for any Floating Rate Note falls on a day that is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), such Interest Payment Date shall be postponed to the next day that is a Business Day or London Business Day, as the case may be (except that in the case of a LIBOR Note, if such London Business Day is in the next succeeding calendar month, such Interest Payment Date on such LIBOR Note shall be the immediately preceding London Business Day). If the date of maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day or London Business Day, as the case may be, payment of principal, premium, if any, and interest with respect to such Note will be paid on the next succeeding Business Day or London Business Day, as the case may be, with the same force and effect as if made on such date of maturity or Interest Payment Date and no interest on such payment will accrue from and after such date of maturity or Interest Payment Date.


Fixed Rate Notes

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note (which may be zero). Fixed Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Interest payments, if any, on Fixed Rate Notes will be made on March 1 or September 1 of each year, unless otherwise specified in the applicable Pricing Supplement. Interest, if any, on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.


Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the "Calculation Agent" with respect to calculating the rate of interest payable on Floating Rate Notes. Upon the request of a registered holder of a Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note. With respect to any Floating Rate Note as to which The Chase Manhattan Bank is the Calculation Agent, a holder may call 212-946-7795 for such information.

CD Rate Notes

     A CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

     CD Rate Notes, like all other Notes, are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

Commercial Paper Rate Notes

     A Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the offered rates of three leading dealers of commercial paper in New York City selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) calculated in accordance with the following formula:

                               D X 360
           Money Market Yield = 360 - (D X M)  X 100

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Effective Rate Notes

     A Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Effective Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Interest Determination Date.

LIBOR Notes

     A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR (London interbank offered rate) and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

       (i) On each Interest Determination Date, LIBOR will be either, (a) if "LIBOR Reuters" is specified in the related LIBOR Note and any applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency (as defined below) having the Index Maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Business Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the related LIBOR Note and any applicable Pricing Supplement as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the related LIBOR Note and any applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Business Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the related LIBOR Note and any applicable Pricing Supplement as of 11:00 a.m., London time, on that Interest Determination Date. If fewer than two offered rates appear (unless, as aforesaid, only a single rate is required), or no rate appears, as applicable, LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

       (ii) On any Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the applicable Designated LIBOR Page as specified in (i) above (unless the specified Designated LIBOR Page by its terms provides only for a single rate), or no rate appears, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Index Currency having the Index Maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 A.M., London time, on such Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards), of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such Interest Determination Date for loans in the Index Currency to leading European banks having the Index Maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

Treasury Rate Notes

     A Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if
any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or announced as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Determination Date will be the Treasury Rate in effect on such Interest Determination Date.

Prime Rate Notes

     A Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the prime rate or base lending rate on that date as such rate is published in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page on such Interest Determination Date, then the Prime Rate shall be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on
such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate shall be the Prime Rate in effect on such Interest Determination Date.


Book-Entry Notes

     Upon issuance, all Book-Entry Notes issued the same day and having the same terms (including, but not limited to, the same series designation, Interest Payment Dates, rate of interest, date of maturity, and redemption or repayment provisions) will be represented by one or more permanent Global Notes. Each permanent Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and will be registered in the name of a nominee of the Depositary, or other depositary. No permanent Global Note may be transferred except as a whole by the Depositary for such permanent Global Note to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

     Ownership of Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Book-Entry Notes by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Book-Entry Notes by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Book-Entry Notes.

     The Company has been advised by the Depositary that upon the issuance of a permanent Global Note representing Book-Entry Notes, and the deposit of such permanent Global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such permanent Global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent (as defined in "Plan of Distribution" below), or by the Company if such Notes are offered and sold directly by the Company.

     Payments of principal, premium, if any, and interest on Book-Entry Notes represented by any permanent Global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and the holder of the permanent Global Note representing such Book-Entry Notes. The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global Note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent Global Note as shown on the records of the Depositary. Payments by participants to owners of Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants. None of the Company, either Trustee or the Paying Agent or any other agent of the Company, will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Book-Entry Notes.

        Book-Entry Notes represented by a permanent Global Note are exchangeable for definitive Notes, in registered form, of like tenor and of an equal aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent Global Note or if at any time the Depositary ceases to be a clearing agency registered under the

Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depositary is not appointed by the Company within 90 days, (ii) the Company in its sole discretion determines that such Book-Entry Notes shall be exchangeable for definitive Notes in registered form or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes. Any permanent Global Note representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the relevant Trustee or registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

     Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the relevant Indenture, and no permanent Global Note representing Book-Entry Notes shall be exchangeable, except for another permanent Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or an owner of a Book-Entry Note desires to give or take any action a holder is entitled to give or take under the relevant Indenture, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Other Provisions; Addenda

     Any provisions with respect to the calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto or to any Fixed Rate Note may be modified by the terms specified under "Other Provisions" on the face of such Note or in an Addendum thereto, as so specified on the face of such Note and in the applicable Pricing Supplement.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as part of a hedging or conversion transaction or a straddle or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Payments Of Interest

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

Original Issue Discount

     United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

       This summary is based upon Treasury regulations addressing debt instruments with OID (the "OID Regulations"). A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") generally will be issued with original issue discount if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

     In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as stated principal payments on the Notes are made in proportion to the amount of principal paid. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     Certain of the Notes may be redeemed prior to their stated maturity at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of

Original Issue Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

     United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). United States holders should consult with their own tax advisors about this election.

Short-Term Notes

     In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

Market Discount

     If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium; Amortizable Bond Premium

     A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the holder's regular accounting method. Moreover, the proposed Treasury regulations generally provide that in the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

Sale, Exchange And Retirement Of Notes

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

       (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and
     (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

       (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

       (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1)the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the
Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such income on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

Backup Withholding And Information Reporting

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

Non-Dollar Denominated Notes

     A discussion of the United States federal income tax consequences with respect to Notes denominated in other than U.S. dollars will be contained in the applicable Multi-Currency Prospectus Supplement and Pricing Supplement.


                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company in those jurisdictions where such offering by the Company is authorized. No commission or underwriting discount will be payable on any sale made directly to an investor by the Company.

     The Company may also sell the Notes to or through agents that become parties to a Master Agency Agreement (each an "Agent"), the form of which is filed as exhibit to the Registration Statement referred to in the accompanying Prospectus (the "Master Agency Agreement"). Each Agent's obligations are separate and several from that of any other Agent. Each Agent will use reasonable efforts when requested by the Company to solicit purchases of the Notes. The Company will pay each Agent a commission to be negotiated at the time of sale, which may range from .125% to .750% of the principal amount of each Note, depending on its stated maturity, sold through such Agent, unless otherwise specified in the applicable Pricing Supplement. As of the date of this Prospectus Supplement, Agents include Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (including its affiliate, Lehman Special Securities Inc.), Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and Chase Securities Inc., a wholly-owned subsidiary of the Company.

     The Company also may sell Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers. The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases under the Master Agency Agreement.

     The Agents may sell any Notes they have purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage ranging from
 .125% to .750% of the principal amount of such Note, depending upon its stated maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or may be resold to certain dealers as described above. After the initial public offering of any Notes, the public offering price, concession and discount may be changed.

     The name of any Agent or other person through which Notes are sold by the Company or to which Notes are sold for resale to investors, as well as any commissions or discounts payable to such Agents or other persons in respect thereof, will be set forth in the applicable Pricing Supplement.

     The Company will have the sole right to accept offers to purchase Notes and may, in its absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes through it.

     Any agent, including any Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company will agree to indemnify each Agent and certain other persons against certain liabilities, including liabilities under the Act.

     The Notes are not and will not be, listed on any securities exchange. The Company has been advised by the Agents that each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so and may discontinue making a market in such Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

     Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (including its affiliate, Lehman Special Securities Inc.), Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and Chase Securities Inc., as well as other agents to or through which Notes may be sold from time to time, engage or may engage in transactions with and perform services for the Company in the ordinary course of business.

     The offer and sale of any Notes by Chase Securities Inc. will comply with the requirements of Schedule E to the By-laws of the National Association of Securities Dealers, Inc. See "Plan of Distribution" in the accompanying Prospectus.

                                LEGAL OPINIONS

     The validity of the Notes being offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, counsel for the Company, and for the Agents, by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has represented and continues to represent the Company and its subsidiaries in a substantial number of matters on a regular basis.

     All such opinions will be conditioned upon, and subject to, certain assumptions regarding future action required to be taken by the Company and the appropriate Trustee in connection with the issuance and sale of any particular Note offered hereby, the specific terms of Notes offered hereby and other matters which may affect the validity of Notes offered hereby but which cannot be ascertained on the date of such opinions.

                                   GLOSSARY

     Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement and not defined in the accompanying Prospectus.

     "Book Entry Note" means a Note represented by a Global Note.

     "Business Day" means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be The Chase Manhattan Bank.

     "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note. Unless otherwise specified in such Note and the applicable Pricing Supplement, the Calculation Date, where applicable, pertaining to an Interest Determination Date for a Floating Rate Note will be the first to occur of (a) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (b) the Business Day preceding the applicable Interest Payment Date or date of maturity (or the date of redemption or repayment, if any) of such Note, as the case may be.

     "CD Rate" means the rate calculated as set forth under the heading "CD Rate Notes".

     "Certificated Note" means a Note represented by a certificate in definitive form without coupons.

     "Commercial Paper Rate" means the rate calculated as set forth under the heading "Commercial Paper Rate Notes".

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

     "Designated LIBOR Page" means either, (a) if "LIBOR Reuters" is designated in the related LIBOR Note and any applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the related LIBOR Note and any applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is so specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified.

     "Federal Funds Effective Rate" means the rate calculated as set forth under the heading "Federal Funds Effective Rate Notes".

     "Fixed Rate Note" means a Note that bears interest at a fixed rate or rates.

     "Floating Rate Note" means a Note on which interest rates are determined, and adjusted periodically, by reference to an interest rate basis or formula (which may include the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate or the Prime Rate), adjusted by a Spread or Spread Multiplier, if any.

     "Global Security" means a Note registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary, beneficial interests in which are represented by Book-Entry Notes.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Currency" means the currency (including composite currencies) specified in the related LIBOR Note and any applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no currency is so specified, the Index Currency shall be U.S. dollars.

     "Index Maturity" means the period of time designated as the representative maturity of the certificates of deposit, the commercial paper, the Index Currency or the Treasury bills, respectively, by reference to transactions in which the CD Rate, the Commercial Paper Rate, LIBOR and the Treasury Rate, respectively, are to be calculated, as set forth in a Note bearing interest at one of those rates and the applicable Pricing Supplement.

     "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from and including the date of issue to but excluding the first Reset Date, as set forth in the Note and the applicable Pricing Supplement.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Reset Date and calculated on the related Calculation Date (except in the case of LIBOR, which is calculated on the Interest Determination Date). Unless otherwise specified in such Note and the applicable Pricing Supplement,(i) the Interest Determination Date pertaining to a Reset Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Effective Rate Note or Prime Rate Note will be the second Business Day preceding such Reset Date, (ii) the Interest Determination Date pertaining to a Reset Date for a LIBOR Note will be the second London Business Day preceding such Reset Date and (iii) the Interest Determination Date pertaining to a Reset Date for a Treasury Rate Note will be the day of the week during which such Reset Date falls on which Treasury bills of the Index Maturity designated in the applicable Pricing Supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Reset Date occurring in the next succeeding week.

     "Interest Payment Date" means the date on which payments of interest on a Note (other than payments on maturity) are to be made.

     "LIBOR" means the rate calculated as set forth under the heading "LIBOR Notes".

     "London Business Day" means a Business Day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

     "Maximum Interest Rate" means, with respect to any Floating Rate Note, a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue on such Note during any interest period.

     "Minimum Interest Rate" means, with respect to any Floating Rate Note, a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue on such Note during any interest period.

     "Paying Agent" means the agent appointed by the Company to make payment of principal, premium, if any, and interest on the Notes. Unless otherwise provided in a Pricing Supplement, the Paying Agent will be The Chase Manhattan Bank.

     "Pricing Supplement" means a supplement to this Prospectus Supplement relating to any particular Note or Notes.

     "Prime Rate" means the rate calculated as set forth under the heading "Prime Rate Notes".

     "Record Date" means the date on which a Note must be held in order for the holder to receive an interest payment on the next Interest Payment Date. Unless otherwise specified in a Note and the applicable Pricing Supplement, the Record Date for any Interest Payment Date will be the fifteenth day (whether or not a Business Day or a London Business Day) next preceding such Interest Payment Date.

     "Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the interest rate determined as of any Interest Determination Date. Unless otherwise specified in such Note and the applicable Pricing Supplement, the Reset Dates will be: (i) in the case of Floating Rate Notes that reset daily, each Business Day; (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;
(iii) in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; (iv) in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; (v) in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; (vi) in the case of Floating Rates Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and (vii) in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If a Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), such Reset Date shall be postponed to the succeeding Business Day or London Business Day, as the case may be, (except that, in the case of a LIBOR Note, if such London Business Day is in the next succeeding calendar month, such Reset Date shall be the preceding London Business Day). If a Treasury bill auction (as described in the definition of "Interest Determination Date") will be held on any day that would otherwise be a Reset Date for a Treasury Rate Note, then such Reset Date will instead be the Business Day following such auction date.

     "Reuters Screen NYMF Page" means the display page designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     "Spread" means the constant amount, if any, to be added to the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, the Prime Rate or any other interest rate index in effect from time to time with respect to a Note, which amount will be set forth in such Note and the applicable Pricing Supplement.

     "Spread Multiplier" means the percentage by which the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, the Prime Rate or any other interest rate index in effect from time to time with respect to a Note is to be multiplied, which percentage will be set forth in such Note and the applicable Pricing Supplement.

     "Treasury Rate" means the interest rate calculated as set forth under the heading "Treasury Rate Notes".

      ====================================

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Agent. This Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement, any Pricing Supplement or the accompanying Prospectus nor any sale made hereunder or thereunder shall under any circumstances create anymplication that there has been no change in the affairs of the Company since the date hereof or thereof.

                ------------------

                TABLE OF CONTENTS

                           PAGE


PROSPECTUS SUPPLEMENT

Description of the Medium-Term Notes
                                S-2
  Interest and Interest Rate    S-3
  Fixed Rate Notes.........     S-5
  Floating Rate Notes.. ...     S-5
  Book-Entry Notes...           S-9
  Other Provisions: Addenda.    S-10
Certain United States Federal
  Income Tax
  Consequences..............    S-10
  Payments of Interest.......   S-11
  Original Issue Discount...    S-11
  Short-Term Notes..........    S-12
  Market Discount...........    S-13
  Acquisition Premium; Amortizable
  Bond Premium... ..........    S-13
  Sale, Exchange and Retirement of
    Notes...................    S-14
  Non-United States Holders..   S-14
  Backup Withholding and Information
    Reporting...............    S-15
  Non-Dollar Denominated Notes. S-16
Plan of Distribution............S-16
Legal Opinions..............    S-17
Glossary....................    S-18

PROSPECTUS
Available Information.......       2
Incorporation of Certain Documents
by Reference . .............       2
The Chase Manhattan Corporation..  3
Consolidated Ratios of Earnings
to Fixed Charges............       4
Use of Proceeds.............       4
Description of Debt Securities.... 5
Description of Preferred Stock.   15
Description of Common Stock.      22
Description of Securities Warrants23
Risk Factors Relating to Currency
  Warrants..              ..      24
Description of Currency Warrants  24
Plan of Distribution........      26
Experts.....................      27
Legal Opinions..............      27

====================================



=========================================

                  $3,000,000,000
       [logo]









           THE CHASE
           MANHATTAN
          CORPORATION












       Senior Medium-Term Notes, Series C
            Subordinated Medium-Term
                Notes, Series A








                    ------------

               PROSPECTUS SUPPLEMENT
                  March 13, 1997

                    -------------








=========================================